Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com

Jason Rando Janine McCargo/(media) (646) 536-7025/7033 jrando@theruthgroup.com jmccargo@theruthgroup.com

NeurogesX Provides U.S. Regulatory Update for Qutenza™

20-Patient Study to Evaluate FDA-Approved Topical Anesthetic Pretreatment

San Mateo, Calif. (June 10, 2009) – NeurogesX, Inc. (NASDAQ: NGSX) announced today that the U.S. Food and Drug Administration (FDA) agreed to its proposed study to evaluate Qutenza™ in patients with postherpetic neuralgia (PHN) following pretreatment with an FDA-approved topical anesthetic. As part of its ongoing new drug application (NDA) review, the FDA wants to determine whether pretreatment with an FDA-approved topical anesthetic would provide similar tolerability to the topical agent used as a pretreatment in the clinical development program.

The FDA is currently reviewing the NDA for Qutenza in PHN, which has a Prescription-Drug User Fee Act (PDUFA) date of August 16, 2009. The marketing application is supported by clinical studies of Qutenza which was applied after a 60-minute pretreatment with a commercially available but not a formally FDA approved over the counter (OTC) topical anesthetic.

To fulfill the agency’s request, the study protocol involves enrolling approximately 20 patients with PHN to receive the Qutenza patch application after a 60-minute pretreatment with an FDA-approved topical anesthetic (2.5% lidocaine / 2.5% prilocaine). The endpoint of the study is the mean duration of patch application. Previous clinical trial experience using the OTC topical anesthetic indicated that most patients tolerate the full 60-minute procedure. This study is designed to determine whether a similar tolerability profile can be accomplished with an FDA approved topical anesthetic. Patient safety will also be monitored for seven days following treatment. The Company has already commenced screening patients in this study.

Based on the expected short-term nature of the study, NeurogesX could potentially complete enrollment, analyze the data, and submit an NDA amendment prior to the assigned PDUFA date. Submission of this amendment during the review cycle may result in an extension of the PDUFA date.

Anthony DiTonno, CEO of NeurogesX, commented, “With the FDA’s approval of our protocol, we believe we can quickly complete the requested study and submit an amendment to our NDA. We are hopeful to submit this additional data before our PDUFA date and that any delay in the FDA’s decision will be relatively short. We are optimistic that an FDA decision on our NDA may be available before the end of 2009. On the heels of our European approval, we are optimistic about the potential for a near-term announcement of an EU commercial partnership and we look forward to the potential for a Qutenza launch in Europe and potentially the U.S. in the first half of 2010.”

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. NeurogesX submitted a new drug application (NDA) for Qutenza to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and was given a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the

NDA; enrollment in and outcomes of clinical trials; the timing of the submission of clinical trial data; acceptance of clinical trial data by the FDA in support of regulatory approval; and NeurogesX’ plans and expected timing, with regard to seeking partnerships for its product candidates, including potential commercial partnership for Qutenza in the European Union. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.